INDEMNIFICATION AGREEMENT

     This Indemnification Agreement (the "Agreement") is made as of the date indicated below between ChromaDex Corporation, a Delaware corporation (the "Company"), and the undersigned individual ("you"). In consideration of your continued service to the Company or one of its subsidiaries, the Company hereby binds itself as follows (capitalized terms are generally defined in Exhibit A):

1.	Grant of Indemnification

1.1. Indemnification. If you become Involved in a Claim, the Company will indemnify you, to the fullest extent permitted by law and as soon as practicable, against any and all Losses actually and reasonably incurred by you as a result of the Claim. Until the Claim is resolved, the Company will advance to you any and all Expenses upon receipt by the Company of a written undertaking by you to repay all amounts so advanced if it is ultimately determined that you were not entitled to be indemnified for such Claim under this Agreements.

     1.2. Enforcement. If a written demand by you for indemnity under this Agreement is not paid in full by the Company within sixty (60) days, you may immediately commence arbitration against the Company to recover the unpaid amount of your claim, together with interest thereon. If you are successful in whole or in part, the Company will also pay all of your Expenses in prosecuting that arbitration.

     1.3. Action by Company. Except following a Change of Control, the requirements for advancement of Expenses will not apply to a Claim brought by the Company and approved by a majority of its Board of Directors.

     2. Change in Control. Following a Change of Control, the Company will advance all Expenses and indemnify you unless it receives a final court determination or a written opinion from Independent Legal Counsel that indemnification of the Claim is not permissible. The Company agrees to pay the reasonable fees of Independent Legal Counsel and to fully indemnify such counsel against any and all expenses (including attorneys' fees), claims, liabilities and damages arising out of or relating to this Agreement or such counsel's engagement pursuant hereto.

     3. Presumptions. In any proceeding to enforce this Agreement, the burden of proof will be on the Company to prove that you may not be indemnified for any Claim under Delaware law. The termination of any claim, whether by judgment, order, settlement (with or without court approval) or conviction, or upon a plea of nolo contenders or its equivalent, shall not create a presumption that you did not meet any particular standard of conduct or did have any particular belief or that a court determined that indemnification is not permitted by applicable law.

Furthermore, neither an unfavorable decision, nor the lack of any decision, by the Company's Board of Directors, any Committee of that Board, or any counsel to the Company regarding whether you met any particular standard of conduct or had nay particular belief shall be a defense to your Claim or create a presumption that you have not met any particular standard of conduct or did not have any particular belief.

     4. Nonexclusivity. Your rights under this Agreement are in addition to any other rights you may have under the Company's Certificate of Incorporation, Bylaws or Delaware law or otherwise. To the extent that a change in the Delaware law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Company's Certificate of Incorporation and Bylaws and this Agreement, this Agreement will be deemed to provide you with those greater benefits. To the extent the Company maintains an insurance policy or policies providing directors' and officers' liability insurance, you will be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Company director or officer.

     5. No Duplication of Payments; Subrogation. The Company shall not be liable under this Agreement to make any payment in connection with any Claim made against you to the extent you have otherwise actually received payment (under any insurance policy, Bylaw or otherwise) of the amounts otherwise indemnifiable hereunder. The Company shall be subrogated to all of your rights of recovery to the extent of any payment made to you. You agree to execute all papers required and do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company to effectively bring suit to enforce such rights.

6. Selection of Counsel. In the event the Company shall be obligated under

Section 1 hereof to advance any Expenses to you, the Company shall be entitled to assume the defense of such proceeding, with counsel approved by you (which consent shall not unreasonably be withheld), upon the delivery to you of written notice of its election so to do. After delivery of such notice, approval of such counsel by you and the retention of such counsel by the Company, the Company shall not be liable to you under this Agreement for any fees of counsel subsequently incurred by you with respect to the same proceeding, provided that, (i) you shall have the right to employ your counsel in any such proceeding at your expense, and (ii) the reasonable fees and expenses of your counsel shall be at the expense of the Company if (A) the employment of your counsel has been previously authorized in writing by the Company, or (B) you shall have reasonably concluded and notified the Company in writing that there may be a conflict of interest between either the Company and you in the conduct of any such defense or between you and other indemnitees of the Company being represented by counsel retained by the Company in the same proceeding.

7.	General.

7.1. Binding Effect, Etc. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company), assigns, spouses, heirs, executors and personal and legal representatives. This Agreement shall continue in effect regardless of whether you continue to serve as an officer or director of the Company or of any other enterprise at the Company's request.

     7.2. Complete Agreement; Modifications. This Agreement and any documents referred to herein or executed contemporaneously herewith constitute the parties' entire agreement with respect to the subject matter hereof and supersede all prior indemnification agreements between the Company and you, and all other written and oral agreements, representations, warranties, statements, promises and understanding, and all contemporaneous oral agreements, representations, warranties, statements, promises and understandings, with respect to the subject matter hereof. This Agreement may not be amended, altered or modified except by a writing signed by both parties.

7.3.	Disputes.

7.3.1. Governing Law; Jurisdiction. The rights and liabilities of the parties will be governed by the laws of Delaware, regardless of the choice of law provisions of that state or any other jurisdiction.

     7.3.2. Arbitration as Exclusive Remedy. Except for actions seeking injunctive relief, which may be brought before any court having jurisdiction, any claim arising out of or relating to this Agreement, including its validity, interpretation, enforceability or breach, whether based on breach of covenant, breach of an implied covenant or international infliction of emotional distress or other tort or contract theories, which are not settled by agreement between the parties, shall be settled by arbitration in Orange County, California before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then in effect. The parties hereby agree to use their best efforts to keep all matters relating to any arbitration hereunder confidential. Each party agrees that the arbitration provisions of this Agreement are its exclusive remedy and expressly waives any right to seek redress in another forum. Any arbitration shall be commenced within forty-five (45) days, and completed within ninety (90) days, of the appointment of the arbitrators.

     7.4. Waivers Strictly Construed. With regard to any power, remedy or right provided herein or otherwise available to any party hereunder (i) no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving party; and (ii) no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or by an other indulgence.

     7.5. Severability. The validity, legality or enforceability of the remainder of this Agreement will not be affected even if one or more of the provisions of this Agreement will be held to be invalid, illegal or unenforceable in any respect.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.

COMPANY: INDEMNITEE ("YOU"):

ChromaDex Corporation, a Delaware corporation

By:

Its: Print Name: Title: Dated: Dated:

EXHIBIT A

CERTAIN DEFINITIONS

     "Change in Control" is an event which shall be deemed to have occurred if any one or more of the following events occur: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) hereafter becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing thirty-five percent or more of Voting Securities, excluding, however, a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company or any person meeting such standard as of the date hereof; or (ii) during any period of two consecutive years , individuals who, at the beginning of such period, constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office, cease for any reason to constitute a majority of the Board of Directors; or (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least eighty percent of the total voting power of the surviving entity outstanding immediately after such merger or consolidation; or (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all the Company's assets.

     "Claim" means (i) any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative which is related to the fact that you are or were a director, officer, employee, agent, trustee or fiduciary of the Company, or are or were serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by you in any such capacity, or (ii) any inquiry or investigation, whether instituted by the Company or any other party, that you in good faith believe might lead to the institution of any such action, suit or proceeding.

     "Expenses" means, without limitation, attorneys' fees and all other costs, expenses and obligations paid or incurred in connection with (i) investigating, defending, being a witness in or participating in (including on appeal), any Claim or (ii) preparing to defend, be a witness in or participate in any Claim.

     "Independent Legal Counsel" means an attorney or firm of attorneys selected by you and approved by the Company (which approval shall not be unreasonably withheld) who shall not have otherwise performed services within the last three (3) years for the Company or for you (other than services as provided under Section 2 of this Agreement). If you fail to select an

Independent Legal Counsel within 30 days of request by the Company, the Company may select such counsel subject to your reasonable approval.

     "Involved" means involuntarily (or at the request of the Company) being or becoming, or being threatened with becoming, a party or witness or other participant.

     "Losses" means expenses, judgments, fines, penalties, ERISA excise taxes and any amounts paid in settlement (including all related interest).

     "Voting Securities" means any securities of the Company which entitle the holders thereof to vote generally in the election of directors.